EXHIBIT 10.59

CONSULTING AND ADVISORY AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of this 21st day of July 2015 ("Effective Date") by and between ELITE DATA SERVICE INC. f/k/a Dynamic Energy Alliance Corporation (OTCBB:DEAC), a Florida Corporation (the "Company") andBIRCH FIRST ADVISORS, LLC, a Delaware limited liability company (the "Consultant").

RECITALS

WHEREAS, Consultant has substantial business consulting experience and skills; and

WHEREAS, Company is desirous of engaging the consulting services of Consultant under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. CONSULTING AND ADVISORY SERVICES; NATURE OF SERVICES. Attached hereto as Exhibit A, and incorporated herein by this reference, is a description of the services to be provided by the Consultant hereunder (the "Consulting Services"). Consultant hereby agrees to utilize its best efforts in performing the Consulting Services. Consultant shall not make any representations to any third party other than those expressly set forth in documents provided by the Company and shall have no power or authority to act for the Company except as expressly set forth herein.

2. TERM OF AGREEMENT. This Agreement shall be in full force and effect commencing on date of execution of this Agreement and shall continue thereafter for twenty-four (24) calendar months ("Initial Term"). This Agreement may be renewed for one successive twelve (12) calendar month term if mutually agreed to in writing by both Company and Consultant at least thirty (30) days prior to the end of the then term. This Agreement shall conclude at the close of business on the same date twenty-four (24) calendar months after the execution of this Agreement or then term, whichever is applicable ("Termination Date").

TERMINATION. Notwithstanding herein to the contrary, the Company shall have the right to terminate this Agreement solely for Cause as defined herein at any time upon sixty (60) days written notice to the Consultant. Consultant shall have the right to terminate this Agreement if Company fails to comply with any of the material terms of this Agreement, including without limitation its responsibilities for payment of fees as set forth in this Agreement. Either party hereto shall have the right to terminate this Agreement without notice in the event of the death, winding-up or dissolution, bankruptcy, insolvency, or assignment for the benefit of creditors of the other party.

For purposes of this Agreement, "Cause" shall be limited to any one or more of the following: (i) Consultant fails to perform the services that Consultant is required to perform under the terms of this Agreement, after written demand by Company for immediate performance of such services, provided that Company first gives Consultant written notice of Consultant's failure to perform the services, and a thirty (30) day period to cure such breach; (ii) Consultant breaches any of Consultant's representations, warranties or covenants herein; and/or (iii) Consultant commits any act of material fraud, dishonesty, or misappropriation relating to or involving the Company.

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The parties agree that either the Company or Consultant may request a review by [Omitted for Confidential Reason], the parties' designated third-party reviewer, to determine whether the Company has a right to terminate the Consultant for Cause or vice versa, which such decision shall be final and no litigation shall ensue. Payments due pursuant to the Contract shall either terminate (if third party reviewer finds in the Company's favor) or payments shall resume (if third party reviewer finds in Consultant's favor). If the third party reviewer finds in the Consultant's favor after the thirty-day cure period, the Company shall continue with payments for the next quarter. The Company or Consultant may seek such third-party review only once in a quarterly period. The terms and conditions set forth in Section 7 and 8 herein below shall survive any termination of this Agreement.

If [Omitted for Confidential Reason] is unwilling or unable to serve as third-party reviewer during the pendency of this Agreement, then the Company and the Consultant shall designate a mutually agreeable third-party reviewer within thirty (30) days of [Omitted for Confidential Reason]'s unwillingness or inability to serve. If the Company and the Consultant are not able to agree to a mutually-agreeable substitute third-party reviewer within thirty (30) days, then the obligations of the Company to pay and the Consultant to provide services under this Agreement shall be waived until agreement is reached on the substitute third-party reviewer, unless the Company and the Consultant agree otherwise in writing.

3. INDEPENDENT CONSULTANT. Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, member, shareholder, joint venturer, agent, director, officer or employee of Company, unless otherwise agreed to by the parties and in a separate written agreement.

4. TIME DEVOTED BY CONSULTANT. It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in its sole discretion, in order to perform the obligations of Consultant hereunder. The Company understands that this amount of time may vary from day-to-day and that the Consultant will perform Consulting Services for other clients and/or companies at the same time, and that Consultant is not making a full time commitment to render the consulting services specified.

5. PLACE WHERE AND HOW SERVICES WILL BE PERFORMED. The Consultant will perform most services at Consultant's offices. In addition, the Consultant will perform services on the telephone, facsimile and/or computer and at such other place(s) as necessary to perform these services in accordance with this Agreement. Consultant shall set its own hours and shall utilize such personnel, workspace and services as Consultant deems in its sole discretion to be appropriate in performing such consulting services.

6. COMPENSATION TO CONSULTANT. The Consultant's compensation for the Consulting Services shall be more fully described in the Terms of Compensation, set forth in Schedule I, attached hereto and incorporated herein by this reference.

7. CONSULTANT REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants to Company for the purpose of inducing Company to enter into and consummate this Agreement as follows:

7.1 Consultant is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Consultant has full power and authority to execute, deliver and perform this Agreement and the Consulting Services.

7.2 The execution and delivery by the Consultant of this Agreement has been duly and validly authorized by all requisite actions by the Consultant. No license, consent, authorization or approval of, or notice to, any person, entity or governmental or regulatory authority is required for the Consultant's execution and delivery of this Agreement or its performance of the Consulting Services.

7.3 This Agreement has been duly executed and delivered by the Consultant. This Agreement is the legal, valid and binding obligation of the Consultant enforceable against the Consultant in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law effecting creditors' rights generally and to general principals of equity.

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7.4 Consultant acknowledges that during the performance of its duties and obligations pursuant to this Agreement, Consultant may receive, learn or otherwise become aware of information regarding the Company including without limitation its business methods, strategies, policies, procedures, techniques, research, historical or projected financial information, budgets, trade secrets, or any other confidential information of or relating to or dealing with the business operations, activities or strategies of the Company ("Confidential Information"). Consultant shall not use, disclose or communicate any of Confidential Information other than for the purpose of fulfilling Consultant's duties and obligations under this Agreement. Confidential Information shall not include information (i) known to or owned by Consultant prior to the date of this Agreement, (ii) developed by Consultant independent of the Company, (iii) that was at the time of disclosure to Consultant or thereafter became public acknowledge through no fault or omission of Consultant; or, (iv) was lawfully obtained by Consultant from a third party under no obligation of confidentiality to the Company. This provision shall survive any termination or expiration of this Agreement.

8. COMPANY'S REPRESENTATIONS AND WARRANTIES. Company represents and warrants to Consultant for the purpose of inducing Consultant to enter into and consummate this Agreement as follows:

8.1 Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Company has full power and authority to execute, deliver and perform this Agreement.

8.2 The execution and delivery by the Company of this Agreement has been duly and validly authorized by all requisite actions by the Company. No license, consent, authorization or approval of, or notice to, any person, entity or governmental or regulatory authority is required for the Company's execution and delivery of this Agreement.

8.3 This Agreement has been duly executed and delivered by the Company. This Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, subject to the effect to any applicable bankruptcy, insolvency, reorganization, moratorium or similar law effecting creditors' rights generally and to general principals of equity.

8.4 The execution and delivery by the Company of this Agreement does not conflict with, constitute a breach of or a default under (i) any applicable law, or any applicable rule, judgment, order, writ, injunction, or decree of any court; (ii) any applicable rule or regulation of any administrative agency or other governmental authority; (iii) the certificate of incorporation and Bylaws of the Company; (iv) any agreement, indenture, instrument or contract to which the Company is now a party or by which it is bound.

8.5 No representation or warranty by the Company in this Agreement and no information in any statement, certificate, exhibit, schedule or other document furnished, or to be furnished by the Company to Consultant pursuant hereto, or in connection with the services contemplated hereby, to the knowledge of the Company, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of the Company, there is no fact which the Company has not disclosed to Consultant, in writing, which materially adversely affects, nor, so far as the Company can now foresee, may materially adversely affect the business, operations, prospects, properties, assets, profits or financial condition of the Company.

9. INDEMNIFICATION. The Company hereby agrees to indemnify and hold Consultant harmless from any and all claims and liabilities incurred by Consultant as a result of Consultant's providing of the consulting services to be provided hereunder, including specifically, but not by way of limitation, any claims or liabilities arising out of or which are based upon (i) any material misstatement or omission contained in any materials or offering documents utilized by the Company, or (ii) any intentional actions by the Company, direct or indirect, in violation of any applicable federal or state securities laws or regulations. Furthermore, the Company agrees to reimburse Consultant for any legal or other expenses incurred by Consultant in connection with investigating or defending any such action, proceeding, investigation, or claim specified above. The indemnity obligations of the Company under this paragraph shall extend to the shareholders, directors, officers, employees, agents, attorneys and control persons of the Company. The indemnity obligations of the Company under this Section 9 shall continue and be binding upon the Company and shall inure to the benefit of any successors, assigns, heirs, and personal representatives of, the Consultant, despite the termination of this Agreement.

10. OTHER AGREEMENTS. Consultant hereby represents and warrants that it is not bound by the terms of any agreement to refrain it from using or disclosing any trade secret or confidential or proprietary information that would impede its services to the Company or to refrain from competing, directly or indirectly, with a business of the same nature as Company. The Consultant will exercise its best efforts and use its best skills in performing its obligations under this Agreement, except to the extent it may be prohibited by prior agreements, all of which agreements have been disclosed to Company, and Consultant has provided true and correct copies of same to the Company prior to the execution of this Agreement. The Consultant represents that its performance of all the terms of this Agreement and as Consultant of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to its service to the Company.

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11. MISCELLANEOUS.

11.1 Notices. All written notices, demands, or requests of any kind, which either party may be required to or have any desire to serve on the other in connection with this Agreement, must be served by registered or certified mail, with postage prepaid and return receipt requested. In lieu of mailing, either party may cause delivery of such notice, demands and requests to be made by personal hand delivery, courier service or facsimile transmission, provided that acknowledgment of receipt is made. Notice shall be deemed given upon personal hand delivery, courier service or date of facsimile transmission, or date of delivery of registered or certified mail. All such notices, demands, and requests shall be delivered as follows:

If to the Company:	Elite Data Services Inc. 4447 N. Central Expressway, Suite 110-135 Dallas, Texas 75205 Attn: Board of Directors Ph. (972) 885–3981 Email: smyers@edscompanies.com

If to the Consultant:	BIRCH FIRST ADVISORS, LLC 205 Worth Avenue, Suite 201 Palm Beach, Florida 33480 Attn: Pier S. Bjorklund Ph. (561) 228-4107 Email: pbjorklund@birchfirst.com

11.2 Entire Agreement. This Agreement, including any Exhibits or Schedules attached hereto, represents the entire Agreement between the parties in relation to the subject matter hereof and supersedes all such prior agreements, including but not limited to, any correspondence, memoranda, or agreements, whether written or oral, originating before the date of this Agreement between such parties relating to such subject matter unless otherwise specifically stated.

11.3 Separate Agreements. The parties to this Agreement agree to execute separate agreements as mutually deemed necessary by them for services being provided by Consultant in this Agreement or additional services to be provided by Consultant and/or an affiliate of Consultant from time to time.

11.4 Company and Affiliates. Terms "Consultant" and "Company" as used in this Agreement will be deemed to include any affiliate of the Consultant or Company, respectively, now or during the term of this Agreement. An affiliate is defined as a person who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with a person or entity.

11.5 Acknowledgement. The representative executing this Agreement on behalf of the Consultant certifies and acknowledges that he or she has carefully read all of the provisions of this Agreement and that he or she understands and will fully and faithfully comply with its provisions.

11.6 Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in a writing specifically referencing this Agreement and signed by the party against whom enforcement is sought.

11.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and no assignment shall be allowed without first obtaining the written consent of the non-assigning party.

11.8 Waiver. No waiver by a party of any provision of this Agreement shall be considered a waiver of any other provision or any subsequent breach of the same or any other provision. The exercise by a party of any remedy provided in this Agreement or at law shall not prevent the exercise by that party of any other remedy provided in this Agreement or at law.

11.9 Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In any legal action involving this Agreement or the parties' relationship, the parties agree that the exclusive venue for any lawsuit arising therefrom shall be in a competent court located in Palm Beach County, Florida.

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11.11 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned.

11.12 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

11.13 Arbitration. In the event that the third party reviewer is unable to conduct a review, the parties agree to submit to binding arbitration regarding all other disputes and/or controversies that may arise out of or in connection with this Agreement. Arbitration shall be conducted in Palm Beach County, Florida in accordance with the rules of the American Arbitration Association ("AAA"). The AAA shall choose a single neutral arbitrator with at least ten (10) years experience in business law. The decision of the arbitrator shall be final and binding on both parties, who hereby agree to comply therewith. The arbitrator shall not have jurisdiction to decide whether injunctive or other equitable relief should be granted to either party. In every case where the arbitrator decides that this Agreement has been properly fulfilled by a party, all costs and fees, including reasonable attorneys' fees, incurred during or necessitated by the arbitration proceedings shall be paid by the other party.

11.14 Arbitration Fees. The prevailing party shall be entitled to reasonable arbitration fees.

11.15 Force Majeure. Neither the Company nor the Consultant shall be liable to the other for any delay or failure or any other default in performance of this Agreement due to extraordinary events, circumstances or occurrence beyond the control of the Company or Consultant, as applicable, such as acts of nature (flooding, earthquake, volcano, hurricanes, etc.), terrorist activity, war or armed conflict, strike, riot, crime or any other similar cause which would adversely affect, directly or indirectly, the Company or the performance of the services contemplated between Consultant and Company under this Agreement.

11.16 Number of Parties. The singular shall include the plural and the plural the singular and one gender shall include all genders. As used in this Agreement the term Affiliate means a person, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under control with, the Company.

11.17 Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.

11.18 Headings. Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against either party because that party or his legal representative drafted such provision.

11.19 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

11.20 Effective Date. This Agreement is effective as of the date of the Effective Date specified above.

[Signatures to follow on next page]

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IN WITNESS WHEREOF, the parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY

Elite Data Services, Inc.,
f/k/a/ Dynamic Energy Alliance Corporation
a Florida corporation

By:	/s/ Sarah Myers
Sarah Myers President
President, COO & Secretary

Executed July 23, 2015

And,

CONSULTANT

BIRCH FIRST ADVISORS, LLC
a Delaware limited liability company

By:	/s/ Pier S. Bjorklund
Pier S. Bjorklund,
Managing Director

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EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

The scope of Consulting Services to be provided by Consultant shall be as described hereunder and performed upon written request by the Company, but at times, at places, and utilizing methods, people and services selected solely by Consultant in its discretion, subject to reasonable objection by Company, in connection with its performance of such consulting services:

1.	Site visits to the Company's offices to collect relevant data, conduct due diligence interviews and consultations and participate in administrative, managerial, financial, executive, board and/or shareholder meetings;

2.	Review with, and advise the Company's management as to, the Company's capital needs, financing options, estimated use of proceeds, proposed capital structure, and adjustments to capital structure;

3.	Review with, and advise the Company's management with respect to, any proposed corporate transactions, merger and acquisitions, sales contracts, and/or lines of credit and institutional loans;

4.	Review with, and advise the Company's management with respect to, the Company's business strategies and new corporate development opportunities in an advisory capacity;

5.	Review and assist the Company's management in the preparation of business plans, marketing plans, execution plans, financial projections and cash projections going forward;

6.	Review and assist the Company's management in the preparation of documentation relating to Form 8-K, 10-Q, 10-K and/or S-1 registration filings, board resolutions, annual reports, press releases and shareholder relations;

7.	Assist the Company's management in general strategy consultation and new business development, acquisitions, corporate restructuring, and advise the Company on other ad-hoc matters as appropriate, including, but not limited to, assisting with public company requirements and SEC compliance;

8.	Assist the Company in identifying potential financings (debt or equity) by means of a commercial loan and/or other sources, for such capital ("Arrangement"); or, through a merger, reverse merger, share exchange, asset purchase, asset sale; or, otherwise ("Acquisition") for the Company; and/or

9.	Assist the Company in identifying potential partners, joint ventures, licensing arrangements and/or otherwise.

10.	Review and assist Company in drafting certain agreements or contracts as may be requested by the Company from time to time;

11.	Assist Company in handling creditor negotiations, drafting applicable contract amendments, modifications, and/or debt settlements, including, but not limited, structure payment plans and other relevant options;

12.	Assist corporate counsel on outstanding lawsuits and other applicable situations in which a representative of the Company needs to assist;

In connection with rendering the above consulting services, Consultant shall do no more then identify, and if asked to by the Company, make introductions to, potential business partners for the Company. Consultant shall not engage in negotiations, or participate with the Company in negotiations for investor capital, and Consultant shall in no manner undertake any action which might be construed as the participation in any offer or sales of a security, or might be construed as the rendering of advice in connection with any decision to invest in a security, or might be construed as acting as a broker or dealer or investment adviser under applicable State or Federal Securities Laws.

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Additionally, Consultants' review of any agreements, contractors or securities filings is not to be construed as the providing of legal advice to the Company, and no action taken by Consultant should be construed as being an action that would otherwise be one taken by a lawyer, certified public accountant or registered broker-dealer.

SCHEDULE I

 TERMS OF COMPENSATION

Pursuant to the Consulting Services to be rendered by the Consultant as set forth in Exhibit A herein in this Agreement, Consultant shall be entitled to receive compensation as follows:

1. COMPENSATION. As compensation for the services rendered by Consultant pursuant to this Agreement, the Company shall pay to Consultant a total of Three Hundred Thousand Dollars (USD $300,000.00), of which Thirty-Seven Thousand Five Hundred Dollars (USD $37,500.00) of the compensation shall be due and deemed earned as of the date of this Agreement, with the remaining $262,500 due and payable in seven (7) quarterly payments of Thirty-Seven Thousand Five Hundred Dollars (USD $37,500.00) due on September 30, 2015, December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016, and March 31, 2017. The March 31, 2017 final payment will include an additional $12,000 in accumulated deferred interest, for a total final payment of $49,500. Payment will be in the form of an unsecured convertible debenture ("Note") in the amount of Three Hundred Thousand Dollars (USD $300,000.00), in the form specifically described in the Note, attached hereto as Exhibit A-1, convertible into shares of the Company's common stock on a quarterly basis pursuant to the payment terms described hereinabove.

Any and all payments due and payable to Consultant in the form of cash and/or stock compensation as set forth hereinabove shall be paid to Birch First Advisors, LLC and/or assigns.

2. EXPENSE REIMBURSEMENT.

Company shall reimburse the Consultant for all pre-approved reasonable travel, entertainment, and other expenses, including but not limited to, third-party services, incurred or paid by the Consultant in connection with, or related to, the performance of its duties, responsibilities or services under this Agreement, upon presentation by the Consultant of documentation, expense statements, vouchers, and such other supporting information as the Company may request, or as may be consistent with standard Company practices. Consultant shall obtain prior written approval from Company before incurring any individual expenses exceeding $500.00. Consultant shall submit on or before the 10th day of each month expense reimbursement reports for expenses incurred by Consultant for the preceding month. Company shall reimburse Consultant within twenty (20) business days of receipt of such expense reimbursement reports by the Company each month.

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EXHIBIT A-1

 CONVERTIBLE DEBENTURE

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

July 21, 2015	USD $300,000.00

Dallas, Texas

ELITE DATA SERVICES, INC.

(f/k/a Dynamic Energy Alliance Corporation)

2% Convertible Debenture

Due on July 21, 2017

FOR VALUE RECEIVED, Elite Data Services, Inc., f/k/a Dynamic Energy Alliance Corporation (OTCBB:DEAC), a Florida corporation (hereinafter called the "Borrower" or the "Company"), hereby promises to pay to Birch First Advisors LLC., a Delaware limited liability company (the "Holder" or "Subscriber"), or order, without demand, the sum of Three Hundred ThousandDollars ($300,000.00) on July 21, 2017 (the "Maturity Date"), hereinafter referred to as (the "Note"), pursuant to the Settlement Agreement and Stipulation (the "Settlement Agreement") dated on same date as this Note.

NOW THEREFORE, the following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1 Payments. The entire unpaid principal amount due under this Note (the "Principal") shall be due and payable on the Maturity Date. Interest on this Note (the "Interest") will be payable on the Maturity Date. Interest shall be payable in cash or, at the Holder's option, in shares of the Company's common stock, par value $0.0001 per share (the "Common Stock").

Upon any conversion in part by the Holder in accordance with Article II, the Holder and the Borrower shall in good faith recalculate the outstanding principal balance. Upon any full conversion by the Holder in accordance with Article II of all of the Interest and the Principal due hereunder, all of the Borrower's payment obligations shall terminate. All payments in respect of the indebtedness evidenced hereby shall be applied in the following order: to accrued Interest, Principal, and charges and expenses owing under or in connection with this Note.

If any payment of interest is paid in Common Stock, the number of shares issuable will be determined utilizing the conversion ratio as set forth in Article II. Notwithstanding the foregoing, the Company's right to pay this Note, including any Interest due thereunder, in shares of Common Stock upon the Maturity Date is subject to the condition that: (i) the Common Stock is trading on the OTC Markets (Pink Sheets), OTC Bulletin Board, American Stock Exchange or Nasdaq; and (ii) there is an effective Registration Statement on the Maturity Date or the shares are otherwise eligible for resale pursuant to Rule 144.

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1.2 Interest. Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to two percent (2%) from the date Principal was advanced in connection with this Note and shall be payable annually unless otherwise converted earlier at the election of the Holder as further described below. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder will be paid to the Holder or its assignee in whose name this Note is registered on the records of the Borrower regarding registration and transfers of Notes (the "Note Register"). However, should the Company fail to maintain current public information as defined in Rule 144 of the Securities Act of 1933, the interest rate shall increase to 20% per annum for that period when the Company's filings are not up-to-date.

1.3 Payment Grace Period. From and after the 10th day after an Event of Default under Section 3.1, the Interest Rate applicable to any unpaid amounts owed hereunder shall be increased to eighteen percent (18%) per annum.

1.4 Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof; provided, that if an Event of Default has occurred, the Holder may elect to extend the Maturity Date by the amount of days of the pendency of the Event of Default.

1.5 Corporate Existence. So long as this Note remains outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company's assets or any similar transaction or related transactions (each such transaction, a "Fundamental Change") where the Company is not the surviving entity unless, prior to the consummation a Fundamental Change, the Company shall have given the Holder not less than fourteen (14) days prior written notice to the Holder. In any such case, the Company grant the Holder the right to put this Note to the Company up to the time of the effectiveness of the Fundamental Change at 125% of the then outstanding Principal plus any unpaid and accrued Interest.

This Note is subject to the following additional provisions:

ARTICLE II

CONVERSION RIGHTS AND REDEMPTION RIGHTS

The Holder shall have the right to convert the principal and accrued and unpaid interest due under this Note into Shares of the Borrower's Common Stock as set forth below.

2.1 Conversion into the Borrower's Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time after each quarter beginning September 30, 2015 until this Note is fully paid, to convert a total of Thirty-Seven Thousand Five Hundred Dollars (US $37,500.00) of the outstanding and unpaid principal portion of this Note, and accrued Interest, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note (such shares, the "Conversion Shares"), or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified (the "Other Securities"), at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is attached hereto as Exhibit A-1, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the "Delivery Date") that number of Conversion Shares for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the principal amount of the Note being converted in the manner provided in Section 1.1 through the Conversion Date directly to the Holder on or before the Delivery Date. The number of Conversion Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of this Note and accrued interest to be converted, by the Conversion Price. The Borrower and Holder mutually agree that Holder shall within five (5) business days convert a total of Seventy-Five Thousand Dollars (US $75,000.00) of the outstanding and unpaid principal portion of this Note on the date of execution of this Note.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, this Note shall be convertible commencing upon the date of issuance (the "Convertible Period") at a conversion price (the "Conversion Price") equal to the lesser of (i) $0.10 per share or twenty-five (25%) percent of the average of the three (3) lowest intraday trading prices (the "Market Price" as referred to in the Settlement Agreement) during the preceding twenty (20) trading days (the "Conversion Look Back Period" or "Valuation Period" as referred to in the Settlement Agreement)a total of Thirty-Seven Thousand Five Hundred Dollars (US $37,500.00) for each quarterly conversion deferred, offering the Holder the right to purchase a total of 375,000 shares of restricted Common Stock of the Company at a purchase price of $0.10 per share, with "piggy-back registration rights", as set forth in the executed Warrant Purchase Agreement at such occurrence.

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(c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1, shall be subject to adjustment from time to time upon the happening of the following certain events while this conversion right remains outstanding:

A. Reorganization, Consolidation, Merger, etc.; Reclassification. In case at any time or from time to time, the Company shall, subject to Section 1.5 hereof, effect a Fundamental Change, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the conversion hereof as provided in Article II, at any time after the consummation of such Fundamental Change, shall receive, in lieu of the Conversion Shares (or Other Securities) issuable on such conversion prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation of a Fundamental Change if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 2.1(c)(E).

If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

B. Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of this Note after the effective date of such dissolution pursuant to this Article II to a bank or trust company (a "Trustee") having its principal office in New York, NY, as trustee for the Holder of the Notes.

C. Continuation of Terms. Upon any Fundamental Change or transfer (and any dissolution following any transfer) referred to in this Article II, this Note shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the conversion of this Note after the consummation of such Fundamental Change or transfer or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Note as provided in Section 2.1(c)(E). In the event this Note does not continue in full force and effect after the consummation of the transaction described in this Article II, then only in such event will the Company's securities and property (including cash, where applicable) receivable by the Holder of this Note be delivered to the Trustee as contemplated by Section 2.1(c)(B).

D. Share Issuance. If at any time this Note is outstanding the Company shall offer, issue or agree to issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the then applicable Conversion Price in respect of the Shares, without the consent of the Holders of this Note, except with respect to Excepted Issuances, then the Company shall issue, for each such occasion, additional shares of Common Stock to each Holder so that the average per share purchase price of the shares of Common Stock issued to the Holder (of only the Conversion Shares still owned by the Holder) is equal to such other lower price per share and the Conversion Price shall automatically be reduced to such other lower price per share. For the purposes hereof, "Excepted Issuances" means any offer, issuance or agreement to issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) in connection with (i) full or partial consideration in connection with a strategic merger, consolidation or purchase of substantially all of the securities or assets ofcorporation or other entity, (ii) the Company's issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Company's issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to the Company's stock option plans and employee stock purchase plans, (iv) the conversion of any of the Notes, (v) the payment of any interest on the Notes, and (vi) as has been described in the Reports filed with the Commission or delivered to the Holder prior to the issuance of this Note (collectively, the "Excepted Issuances"). The delivery to the Holder of the additional shares of Common Stock shall be not later than the closing date of the transaction, giving rise to the requirement to issue additional shares of Common Stock. For purposes of the issuance and adjustment described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the issuance of the additional shares of Common Stock upon the issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance. The rights of the Holder set forth in this Section 2.1 (c)(D), arein addition to any other rights the Holder has pursuant to this Note, any Transaction Document and any other agreement referred to or entered into in connection herewith.

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E. Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) subject to Section 1.5 hereof, combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price then in effect. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 2.1(c)(E). The number of Conversion Shares that the Holder of this Note shall thereafter, on the conversion hereof as provided in Article II, be entitled to receive shall be adjusted to a number determined by multiplying the number of Conversion Shares that would otherwise (but for the provisions of this Section 2.1(c)(E)) be issuable on such conversion by a fraction of which (a) the numerator is the Conversion Price that would otherwise (but for the provisions of this Section 2.1(c)(E)) be in effect, and (b) the denominator is the Conversion Price in effect on the date of such conversion.

F. Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the conversion of the Notes, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Note and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Conversion Price and the number of Conversion Shares to be received upon conversion of this Note, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Note. The Company will forthwith mail a copy of each such certificate to the Holder of the Note and any transfer agent of the Company.

G. Delay in Clearing. The Company shall issue shares to the Holder as set forth in 2.1(b) ("Initial Conversion Price"). However if the conversion price for the common stock on the Clearing Date (defined below) is lower than the Initial Conversion Price, then the Initial Conversion Price shall be adjusted such that the Discount shall be taken based on the Clearing Date, and the Company shall issue additional shares to Purchaser to reflect such adjusted Conversion Price, with such additional issuance being subject to the limitation on conversion as set forth in 2.11, below. For purposes of this Agreement, the Clearing Date shall be on the date in which the conversion shares are deposited into the Purchaser's brokerage account and Purchaser's broker has confirmed with Purchaser that the Purchaser may execute trades of the conversion shares. The Holder shall represent and warrant that the shares were promptly tendered to the Holder's broker and that the delay is not the result of the Holder failing to provide the Broker or Clearing Firm with appropriate documentation to clear such shares including but not limited to this Note. The Company shall provide whatever additional documentation required by the Clearing Firm for the deposit of the shares and do all things necessary to facilitate the deposit of the shares.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

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2.3 Issuance Below Par. The Parties hereto agree that Florida Law allows for the issuance of conversion shares under this section even if such conversion price is less than the shares' stated par value, and that such shares shall be issued in response to a Conversion Request regardless of Conversion Price.

2.4 Shell Status. The Company is not a shell as defined in Rule 405 under the Securities Act of 1933 or pursuant to Rule 144 and not has not been a shell during the 12 months previous to the issuance date hereof.

2.5 Conversion of Note.

(a) Upon the conversion of this Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at conversion representing the number of Conversion Shares issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that, unless waived by the Holder, the Conversion Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares provided the Conversion Shares are being sold pursuant to an effective registration statement covering the Conversion Shares or are otherwise exempt from registration.

(b) Subscriber will give notice of its decision to exercise its right to convert this Note or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is attached as Exhibit A-2 to the Note) to the Company via confirmed telecopier transmission, email, or overnight courier or otherwise pursuant to Section 4.2 of this Note. The Subscriber will not be required to surrender this Note until this Note has been fully converted or satisfied, with each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date (as defined above). The Company will itself or cause the Company's transfer agent to transmit the Company's Common Stock certificates representing the Conversion Shares issuable upon conversion of this Note to the Subscriber via express courier for receipt by such Subscriber on or before the Delivery Date (as defined above). In the event the Conversion Shares are electronically transferable, then delivery of the Conversion Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Subscriber and the Subscriber has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements. A Note representing the balance of this Note not so converted will be provided by the Company to the Subscriber if requested by Subscriber, provided the Subscriber delivers the original Note to the Company.

(c) The Company understands and agrees that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 2.5(a) hereof, after the Delivery Date (as hereinafter defined) could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for late issuance of Conversion Shares upon Conversion of the Note in the amount of $100 per business day after the Delivery Date for each $1,000 of Note principal amount being converted of the corresponding Conversion Shares which are not timely delivered. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Conversion Shares by the Delivery Date the Holder will be entitled to revoke all or part of the relevant Notice of Conversion by delivery of a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

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(d) Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

2.6 Injunction Posting of Bond. In the event a Holder shall elect to convert a Note or part thereof in whole or in part, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Note shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Holder in the amount of 120% of the amount of the Note, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

2.7 Optional Redemption.

(a) Provided that the Company has a number of authorized but unissued shares of Common Stock sufficient for the issuance of all Conversion Shares underlying the remaining principal amount of this Note, such Common Stock is listed or quoted (and is not suspended from trading) on the Principal Market and such shares of Common Stock are approved for listing on such Principal Market upon issuance if applicable, such Common Stock is registered for resale under a Registration Statement and the prospectus under such Registration Statement is available for the sale of all Registrable Securities held by the Subscriber or there is an applicable exemption from registration, such issuance would be permitted in full without violating Section 2.3 herein or the rules or regulations of any trading market on which such Common Stock may be listed or quoted, and both immediately before and after giving effect thereto, no Event of Default under the Subscription Agreement or this Note shall or would exist, the Borrower will have the option of prepaying the outstanding principal amount of this Note ("Optional Redemption"), in whole or in part, together with interest accrued thereon, by paying to the Holder a sum of money equal to one hundred twenty-five percent (125%) of the principal amount to be redeemed, together with accrued but unpaid interest thereon and interest that will accrue until the actual repayment date and any and all other sums due, accrued or payable to the Holder arising under the Note, the Subscription Agreement or any Transaction Document (the "Redemption Amount") on the day written notice of redemption (the "Notice of Redemption") is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be not less than five (5) business days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert, or for Conversion Notices given by the Holder prior to the Redemption Payment Date. On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no further right to deliver another Notice of Redemption, and (iii) Borrower's failure may be deemed by Holder to be a non-curable Event of Default.

2.8 Mandatory Redemption at Subscriber's Election. In the event the Company is prohibited from issuing Conversion Shares, or fails to timely deliver Shares on a Delivery Date, or upon the occurrence of any other Event of Default (as defined in this Note or in the Subscription Agreement) or for any reason other than pursuant to the limitations set forth in Section 2.3 hereof, then at the Subscriber's election, the Company must pay to the Subscriber ten (10) business days after request by the Subscriber, at the Subscriber's election, a sum of money in immediately available terms equal to the greater of (i) the product of the outstanding principal amount of the Note designated by the Subscriber multiplied by 120%, or (ii) the product of the number of Conversion Shares otherwise deliverable upon conversion of an amount of Note principal and/or interest designated by the Subscriber (with the date of giving of such designation being a "Deemed Conversion Date") at the then Conversion Price that would be in effect on the Deemed Conversion Date multiplied by the average of the closing bid prices for the Common Stock for the five consecutive trading days preceding either: (1) the date the Company becomes obligated to pay the Mandatory Redemption Payment, or (2) the date on which the Mandatory Redemption Payment is made in full, whichever is greater, together with accrued but unpaid interest thereon and any liquidated damages then payable ("Mandatory Redemption Payment"). The Mandatory Redemption Payment must be received by the Subscriber on the same date as the Company Shares otherwise deliverable or within ten (10) business days after request, whichever is sooner ("Mandatory Redemption Payment Date"). Upon receipt of the Mandatory Redemption Payment, the corresponding Note principal and interest will be deemed paid and no longer outstanding. Liquidated damages calculated pursuant to Section 2.5(c) hereof, that have been paid or accrued for the twenty (20) day period prior to the actual receipt of the Mandatory Redemption Payment by the Subscriber shall be credited against the Mandatory Redemption Payment.

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2.9 Buy-In. In addition to any other rights available to the Subscriber, but without any duplicative recovery by the Subscriber, if the Company fails to deliver to the Subscriber the Conversion Shares issuable upon conversion of this Note by the Delivery Date and if after five (5) business days after the Delivery Date the Subscriber purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Subscriber of the Common Stock which the Subscriber was entitled to receive upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored, together with interest thereon at a rate of 18% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of note principal and/or interest, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

2.10 Reservation. During the period the conversion right exists, Borrower will reserve and instruct its Transfer Agent to reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to 150% of the amount of Common Stock issuable upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note without any further instruction.

2.11 Maximum Conversion

(a) Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the 1934 Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. By written notice to the Company, a Subscriber may waive the provisions of this Section 2.3(a) as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other Subscriber.

(b) Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the 1934 Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. This provision may not be waived.

2.12 Short sales. The Holder shall not sell short the common shares of the Company.

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ARTICLE III

EVENTS OF DEFAULT

An "Event of Default," wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of Principal, Interest or other sum due under this Note when due.

3.2 Breach of Covenant. The Borrower breaches any other covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

3.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $1,000,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

3.6 Conversion Limitation. The Holder will not submit a conversion to the Company that would result in the Holder owning more than 9.99% of the then total outstanding shares of the Company ("Restricted Ownership Percentage").

3.7 No Shorting.The Holder agrees that so long as this Note from the Holder and the Company remains outstanding, the Holder will not enter into or effect "short sales" of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of the Company. The Company acknowledges and agrees that upon delivery of a conversion notice by the Holder, the Holder immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

3.8 Accredited Investor. The Parties jointly warrant and represent that they have a pre-existing relationship prior to the date of this Agreement. Consultant warrants and represents that it is sophisticated and experienced in acquiring the debt instruments issued by small early-stage companies that have not achieve profitability, positive cash flow or both. Consultant warrants and represents that it is an "accredited investor," as that term is defined in Rule 501 of the Securities Act of 1933, as amended (the "1933 Act") and that it can afford the risk of services rendered and has evaluated the risk of its investment.

3.9 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within thirty (30) days of initiation.

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3.10 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $200,000 for more than forty-five (45) days after the due date.

3.11 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days.

3.12 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the time required by this Note.

 3.13 Failure to Maintain Current Public Information. The Company's failure to maintain current public information as defined in Rule 144 of the Securities Act of 1933.

3.14 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without the prior written consent of the Holder.

3.15 Reservation Default. Failure by the Borrower to have reserve for issuance upon conversion of the Note the amount of Common stock as set forth herein.

3.16 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties.

3.17 Change in Control. A change in control of the Company without at least fourteen (14) days prior written notice to Holder. A change in control shall mean that more than 30% of the shares of common stock are consolidated in one person or entity so that the person or entity(other than any one or more of the Holders) may control the election of the board of directors or the passage of a proposal that would normally require a shareholder vote without such shareholder vote and that such person or entity was not a holder of shares of the Company at the date of execution hereof.

3.18 Asset Sales. Any instance, undertaken without written consent of the Holder, whereby the Company or any of its subsidiaries, sells, transfers, leases or otherwise disposes (including pursuant to a merger) of substantially all of the Company's assets, including any asset constituting an equity interest in any other person, except sales, transfers, leases and other dispositions of inventory, used, obsolete or surplus equipment or other property, in each case in the ordinary course of the Company's business and consistent with past practice.

3.19 Delisting. Delisting of the Common Stock from the Principal Market, including the Pink Sheets (OTC Markets), on which the Common Stock is then listed or quoted for trading.

During the time that any portion of this Note is outstanding, if any Event of Default has occurred, the remaining principal amount of this Note, together with interest and other amounts owing in respect hereof, to the date of acceleration shall become, at the Holder's election, immediately due and payable in cash, provided however, the Holder may request (but shall have no obligation to request) payment of such amounts in Common Stock of the Borrower. In addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Note at any time after (x) an Event of Default or (y) the Maturity Date at the Conversion Price then in effect. The Holder need not provide and the Borrower hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Upon an Event of Default, notwithstanding any other provision of this Note or any Transaction Document, the Holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion of this Note or the sale of the Conversion Shares, Shares or Other Securities.

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ARTICLE IV

MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Elite Data Services, Inc., 4447 N. Central Expressway, Suite 100-135, Dallas, TX 75205, telecopier number: (650) 644-0484 or email to smyers@edscompanies.com, and (ii) if to the Holder, to Birch First Advisors LLC, 121 S. Orange Ave., Suite 1500, Orlando, Florida 32801, telecopier number: (561) 828-8326 or email to admin@birchfirst.com.

4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in the state of Florida located in Orange County, Florida. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

4.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8 Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

4.9 Redemption. This Note may not be redeemed or paid without the consent of the Holder except as described in this Note or in the Subscription Agreement.

4.10 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 21st day of July 2015.

Elite Data Services, Inc.,

Executed July 23, 2015	By:	/s/ Sarah Myers
Sarah Myers
President, COO & Secretary

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EXHIBIT A-2

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note originally issued ____________________)

TO:

The undersigned hereby irrevocably elects to convert $_________________ of the principal amount of the above Note into Shares of Common Stock of Elite Data Services Inc. according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Amount to be converted:	$

Amount of Note unconverted:	$

Conversion Price per share:	$

Number of shares to be issued:

Amount of Interest Converted:	$

Conversion Price per share:	$

Number of Interest shares of to be issued:

Total Number of shares of to be issued:

Issue to:

Broker DTC Participant Code:

Account Number:

If to be issued in Certificate form, send to:

____________________________________

____________________________________

____________________________________

____________________________________

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